Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective as of February 2, 2009 (the “Effective Date”), by and between William J. Lansing (“Employee”) and InfoSpace, Inc. (the “Company”).

In consideration of the mutual covenants herein contained, the employment of Employee by the Company, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Certain Definitions.

(a) “Cause”. For purposes of this Agreement, “Cause” means (i) any act of criminal or fraudulent misconduct, as determined by the Company’s Board of Directors (the “Board”), taken by Employee in connection with Employee’s responsibilities as an employee of the Company which is intended to result in Employee’s personal enrichment; (ii) Employee’s conviction of, or plea of nolo contendere to, a felony under applicable law; (iii) the breach of a fiduciary duty owed by Employee to the Company or its stockholders; or (iv) continued material violations by Employee of Employee’s employment obligations to the Company after Employee has been given adequate written notice of such violations and he is given fifteen (15) days to cure the violations that are the basis of such written notice. Anything herein to the contrary notwithstanding, any termination for “Cause” within the meaning of clauses (i), (iii) or (iv) of this subsection must be determined by two-thirds (2/3rd) vote of the Board, with Employee first having been given specific written explanation of the basis for the “Cause” determination and an opportunity to appear before the Board prior to final Board action.

(b) “Change of Control”. For purposes of this Agreement, a “Change of Control” is defined as the occurrence of any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than 50% of the total voting power represented by the Company’s then outstanding voting securities;

(ii) Any merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company;

(iii) Any sale or disposition by the Company, in one transaction or a series of related transactions, of all or substantially all the Company’s assets; or

(iv) A change in the composition of the Company’s Board occurring within a one (1) year period, as a result of which fewer than a majority of the directors are Incumbent Directors. An “Incumbent Director” is defined as a director who either (A) is a director of the Company as of the Effective Date, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination. For purposes of the preceding, individuals who are elected pursuant to clause (B) also shall be considered Incumbent Directors.

(c) “Continuance Period”. For purposes of this Agreement, “Continuance Period” will mean the period of time beginning on the Termination Date and ending on the date on which Employee is no longer receiving Base Salary payments pursuant to Section 7.

(d) “Disability”. For purposes of this Agreement, “Disability” means that Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. The determination of the existence of a Disability shall be made by a medical doctor selected by Employee and the Company. If the parties cannot agree on a medical doctor, each party shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.

(e) “Good Reason”. For purposes of this Agreement, “Good Reason” means Employee’s termination of employment within ninety (90) days following the expiration of any cure period (as provided below) following the occurrence of any of the following without Employee’s express prior written consent: (i) a material reduction of Employee’s authority, duties or responsibilities, whether occurring before or after a Change of Control, including a reduction in Employee’s authority, duties or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise and Employee not assuming the role of Chief Executive Officer of the resulting parent entity (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Executive Officer of the resulting successor or parent entity); (ii) a material reduction by the Company of Employee’s Base Salary or Target Bonus opportunity; (iii) the failure to elect or reelect Employee to the positions of President and Chief Executive Officer of the Company other than for Cause; (iv) the assignment to Employee of duties which are materially inconsistent with his duties or which materially impair Employee’s ability to function as the President and Chief Executive Officer of the Company; (v) a change in the reporting structure so that Employee is required to report to a corporate officer or employee instead of reporting directly to the Board; or (vi) any other action or inaction that constitutes a material breach of the terms of the Agreement by the Company.

Employee shall not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Employee believe constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days during which the event is not cured.

(f) “In Connection with a Change of Control”. For purposes of this Agreement, a termination of Employee’s employment with the Company is “in Connection with a Change of Control” if Employee’s employment is terminated within twelve (12) months after a Change of Control.

(g) “Release”. For purposes of this Agreement, “Release” is defined as a release of claims in the form of Exhibit A hereto.

(h) “Section 409A Limit”. For purposes of this Agreement, “Section 409A Limit” means the lesser of two (2) times: (i) Employee’s annualized compensation based upon the annual rate of pay paid to Employee during Employee’s taxable year preceding Employee’s taxable year of Employee’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) for the year in which Employee’s employment is terminated.

2. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, the Company shall employ Employee in the position of Chief Executive Officer and President, working out of the Company’s Bellevue, Washington offices. Employee shall be responsible for the general management of the business and affairs of the Company, shall report directly and solely to the Board, and shall render such business and professional services in the performance of Employee’s duties, consistent with Employee’s position within the Company, as shall reasonably be assigned to Employee at any time and from time to time by the Board.

(b) Board Membership. Employee will be appointed to serve as a member of the Board as of the Effective Date. Thereafter, at each annual meeting of the Company’s stockholders during the Term at which Employee’s term as a member of the Board has otherwise expired, the Company will nominate Employee to serve as a member of the Board. Employee’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Employee’s employment for any reason, unless otherwise requested by the Board, Employee will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Employee, as of the end of Employee’s employment and Employee, at the Board’s request, will execute any documents necessary to reflect his resignation.

3. Obligations. While employed hereunder, Employee will perform his duties faithfully and to the best of Employee’s ability. Employee agrees not to actively engage in any other employment, occupation or consulting activity for any direct or indirect remuneration without the prior approval of the Board; provided, however, that notwithstanding anything to the contrary herein or in the Company’s standard form of Supplementary Terms of Employment attached hereto as Exhibit B, Employee may engage in the activities set forth in Appendix A to such Exhibit B and may engage in other non-competitive business or charitable activities so long as such activities do not materially interfere with Employee’s responsibilities to the Company.

4. At-Will Employment. Subject to the terms and conditions hereof including without limitation Section 7, the Company and the Employee acknowledge that the Employee’s employment is and shall continue to be terminable at-will, either party able to terminate the employment relationship at any time with or without Cause.

5. Term of Agreement. This Agreement will have an initial term of four (4) years commencing on the Effective Date (the “Initial Term”). On the fourth anniversary of the Effective Date, this Agreement automatically will renew for an additional two (2) year term (the “Additional Term”) unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal. Following the Additional Term, the Agreement automatically will renew for additional one (1) year terms (the “Annual Additional Term”) unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the date of automatic renewal (the Initial Term, the Additional Term, and the Annual Additional Term(s) referred to herein as the “Term”).

6. Compensation and Benefits.

(a) Base Compensation. The Company shall pay Employee as compensation for Employee’s services hereunder an annual base salary of $410,000 (such annual salary, as is then effective, to be referred to herein as “Base Salary”). Such salary shall be subject to applicable tax withholding and shall be paid periodically in accordance with normal Company payroll practices. The Base Salary shall be subject to annual review by the Compensation Committee of the Board (the “Committee”) but in no event shall be less than $410,000 annually.

(b) Incentive Bonus. In addition to the Base Salary, Employee may receive a performance bonus during each year of the Term equal to an amount to be determined by the Committee. The target amount of such annual performance bonus shall not be less than 100% of Employee’s then current Base Salary for the applicable fiscal year (the “Target Bonus”). The actual earned performance bonus, if any, for each fiscal year shall be based upon the achievement of performance objectives to be mutually determined by Employee and the Committee within each first fiscal quarter of the Company during the Term and will be adjusted for under- or over-performance. The amount of any bonus payable for any fiscal year shall be paid to Employee in a single cash lump sum as soon as practicable after the close of the fiscal year, but in any event by no later than March 15 following the close of such fiscal year.

(c) Benefits. Employee shall be eligible to participate in the employee benefit plans and perquisite plans and programs which are available or which become available to other executive officers of the Company, with the adoption or maintenance of such plans to be in the discretion of the Company, subject in each case to the generally applicable terms and conditions of the plan or program in question and to the determination of any committee administering such plan or program. Such benefits shall include participation in the Company’s group medical, life, disability, and retirement plans, and any supplemental plans on no less favorable terms than are available to other executive officers of the Company from time to time. The Company reserves the right to change or terminate its employee benefit plans and programs at any time; provided that such change or termination shall not adversely affect any vested or accrued and entitled to benefits prior to such change or termination.

(d) Expenses. The Company will reimburse Employee for reasonable business expenses incurred by Employee in the furtherance of or in connection with the performance of Employee’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

(e) Stock Options; Restricted Stock Units.

(i) As of the Effective Date, Employee will be granted a non-qualified stock option (the “Option”) to purchase 1,400,000 shares of the Company’s common stock at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Global Select Market on the date of grant, or, if there is no such reported price on the date of grant, the closing price on the trading day on the Nasdaq Global Select Market first preceding the date of grant on which there is a reported closing price. Subject to the accelerated vesting provisions set forth herein, the Option shall vest as to 25% of the shares subject thereto on the first anniversary of the Option’s grant date and shall vest ratably in six (6) month increments (12.5% each six (6) month period) thereafter over the three (3) year period commencing on the first anniversary of the Option’s grant date, subject to Employee’s continued full-time employment by the Company on the relevant vesting dates. The Option shall be subject to the terms and conditions of the Company’s Restated 1996 Flexible Stock Incentive Plan (the “1996 Plan”) and the stock option agreement between Employee and the Company set forth as Exhibit C hereto; provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the 1996 Plan or such agreement and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in the 1996 Plan or such agreement, as the case may be, shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern.

(ii) As of the Effective Date, Employee will be granted 200,000 restricted stock units covering the Company’s common stock (the “RSU Grant”). The RSU Grant shall be subject to the terms and conditions of the 1996 Plan and the restricted stock unit agreement between Employee and the Company set forth as Exhibit D hereto; provided, however, that notwithstanding the foregoing, in the event of a conflict between the terms and conditions of the 1996 Plan or such agreement and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in the 1996 Plan or such agreement, as the case may be, shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern. Subject to the accelerated vesting provisions set forth herein, the RSU Grant shall vest as to 25% of the restricted stock units subject thereto on the first anniversary of the RSU Grant’s grant date and shall vest ratably in six (6) month increments (12.5% each six (6) month period) thereafter over the three (3) year period commencing on the first anniversary of the RSU Grant’s grant date, subject to Employee’s continued full-time employment by the Company on the relevant vesting dates.

(iii) Notwithstanding anything to the contrary contained herein, in the 1996 Plan or any applicable stock option, restricted stock unit or other award agreement, all of Employee’s Company stock options (together with other rights to purchase or receive Company common stock, and including without limitation, the Options) and restricted stock (including restricted stock units and similar awards, and including without limitation, the RSU Grant) (collectively the “Equity Awards”) shall become vested and, as applicable, exercisable immediately prior to the effective date of a Change of Control if the acquiring or successor entity in such Change of Control has not agreed, as part of such Change in Control transaction, to assume such Equity Awards and/or substitute such Equity Awards with substantially equivalent (in terms of value and terms and conditions) awards denominated in the acquiring or successor entity’s shares of common stock. If the acquiring or successor entity in such a Change of Control agrees to assume such Equity Awards then all such assumed awards will continue to be “Equity Awards” hereunder and will remain subject to the terms of this Agreement, the 1996

Plan and the applicable forms of award agreements. If the acquiring or successor entity in such a Change of Control substitutes such Equity Awards with substantially similar awards then such assumed awards will continue be “Equity Awards” hereunder and be subject to the terms of this Agreement, the substituted award agreement and the applicable successor entity equity plan document under which such awards have been substituted.

(iv) In the event that, from time to time, the Board declares any extraordinary or special cash dividend to the Company’s shareholders, the Committee will, within thirty (30) days of such declaration, grant Employee an award (that may be denominated in cash, shares of Company common stock, stock options and/or restricted stock units) in an amount necessary to make Employee whole for the loss in value of Employee’s Equity Awards given the extraordinary or special cash dividend (the “Make-Whole Award”). The decision with respect to the form (cash, shares, options and/or restricted stock units) of any such Make-Whole Award will be determined in the sole and absolute discretion of the Committee.

(f) Sign-on Bonus. Within thirty (30) days of the Effective Date, the Company will pay Employee a one-time lump-sum cash signing bonus equal to $175,000, subject to applicable tax withholding (the “Signing Bonus”). If, within one (1) year of the Effective Date, either (i) the Company terminates Employee for Cause, or (ii) Employee voluntarily terminates his employment (and such resignation is not for Good Reason), then Employee will return to the Company an amount equal to any Signing Bonus received by Employee as of the date of Employee’s termination multiplied by a fraction with the numerator equal to 365 less the number of days between the Effective Date and the Termination Date and a denominator equal to 365.

7. Termination of Employment.

(a) Termination by Company; Voluntary Termination. In the event Employee’s employment with the Company is terminated by the Company for any reason (including for Cause) or voluntarily by Employee (including for Good Reason) (i) the Company shall pay Employee any unpaid Base Salary due for periods prior to the date of termination of employment (“Termination Date”); (ii) the Company shall pay Employee all of Employee’s accrued and unused “paid time off” (“PTO”), if any, through the Termination Date; (iii) following submission of proper expense reports by Employee, the Company shall reimburse Employee for all expenses reasonably and necessarily incurred by Employee in connection with the business of the Company through the Termination Date; (iv) the Company shall pay or provide Employee with all vested or accrued and entitled to benefits under all employee benefit and other plans and programs in which Employee participates, all in accordance with the terms and conditions of such plans or programs; (v) any earned, but unpaid and accrued incentive compensation, including any earned, but unpaid and accrued bonus pursuant to Section 6(b) above. These payments shall be made promptly upon termination, and in any event within thirty (30) days after the Termination Date. Employee shall retain all restricted stock and restricted stock units (including the RSU Grant) that are or become vested as of the Termination Date, all stock options (including the Options) that are or become vested as of the Termination Date and all other equity awards that are or become vested as of the Termination Date, and such stock options (and other exercisable equity awards) may be exercised in accordance with the provisions of the applicable plan(s) and the respective grant agreement(s). The payments or benefits to be paid or provided to Employee upon his termination of employment pursuant to this

Section 7(a) shall be in addition to the payments and benefits, if any, to be provided to Employee upon his termination of employment pursuant to Section 7(b), 7(c), 7(d), 7(e), 7(f) or 7(g) below.

(b) Termination upon Company Failure to Renew the Agreement. If the Company notifies Employee of its intent not to renew the Agreement for the Additional Term or an Annual Additional Term pursuant to Section 5 of this Agreement, and following Employee’s voluntary resignation after receipt of such notice from the Company, and provided Employee signs and does not revoke a Release and the Release becomes effective and irrevocable no later than the Release Deadline, then subject to Employee’s compliance at all times prior to, and on each applicable payment date, with the provisions of the standard form of Supplementary Terms of Employment attached hereto as Exhibit B, Employee shall be entitled to the following:

(i) continued payment of Base Salary (less applicable withholding taxes) for six (6) months following the Termination Date in accordance with the Company’s normal payroll practices; provided, however, that no severance or other benefits shall be paid or provided until the Release becomes effective;

(ii) payment in equal installments over the six (6) months following the Termination Date in an amount equal to 50% of Employee’s Target Bonus for the year in which the termination occurs (less applicable withholding taxes) in accordance with the Company’s normal payroll practices; provided, however, that no severance or other benefits shall be paid or provided until the Release becomes effective;

(iii) the Company shall reimburse Employee for the cost of Employee’s COBRA premiums for the same level of health (i.e., medical, vision and dental) coverage and benefits under the Company’s plans as in effect for Employee and his eligible dependents on the day immediately preceding the Termination Date; provided, however, that (A) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. The Company shall continue to so reimburse Employee for the cost of health coverage until the earlier of (y) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (z) six (6) months from the Termination Date; and

(iv) all of Employee’s Equity Awards shall immediately become vested on the Termination Date as to 100% of the then unvested amount of each such award and Employee shall have until the first to occur of (A) twelve (12) months following the Termination Date; (B) the stock option’s original expiration date; or (C) seven (7) years from the date of grant, to exercise such vested options. In the event of a conflict between the terms and conditions of the 1996 Plan or any such stock option agreement or restricted stock unit agreement, as the case may be, and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement or restricted stock unit agreement, as the case may be, shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern.

(c) Termination by Company without Cause or by Employee with Good Reason Prior to First Anniversary of the Effective Date. If Employee’s employment with the Company is terminated by the Company without Cause or by Employee with Good Reason and such termination occurs prior to the first anniversary of the Effective Date, and Employee signs and does not revoke a Release, and provided such Release becomes effective and irrevocable no later than the Release Deadline, then subject to Employee’s compliance at all times prior to, and on each applicable payment date, with the provisions of the standard form of Supplementary Terms of Employment attached hereto as Exhibit B, Employee shall be entitled to the following:

(i) continued payment of Base Salary (less applicable withholding taxes) for twelve (12) months following the Termination Date in accordance with the Company’s normal payroll practices; provided, however, that no severance or other benefits shall be paid or provided until the Release becomes effective;

(ii) payment in equal installments over the twelve (12) months following the Termination Date in an amount equal to 100% of Employee’s Target Bonus for the year in which the termination occurs (less applicable withholding taxes) in accordance with the Company’s normal payroll practices; provided, however, that no severance or other benefits shall be paid or provided until the Release becomes effective;

(iii) the Company shall reimburse Employee for the cost of Employee’s COBRA premiums for the same level of health (i.e., medical, vision and dental) coverage and benefits under the Company’s plans as in effect for Employee and his eligible dependents on the day immediately preceding the Termination Date; provided, however, that (A) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (B) Employee elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to so reimburse Employee for the cost of health coverage until the earlier of (y) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (z) twelve (12) months from the Termination Date; and

(iv) all of Employee’s Equity Awards shall immediately become vested on the Termination Date as to 50% of the then unvested amount of each such award and Employee shall have until the first to occur of (A) twelve (12) months following the Termination Date; (B) the stock option’s original expiration date; or (C) seven (7) years from the date of grant, to exercise such vested options. In the event of a conflict between the terms and conditions of the 1996 Plan or any such stock option agreement or restricted stock unit agreement, as the case may be, and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement or restricted stock unit agreement, as the case may be, shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern.

(d) Termination by Company without Cause or by Employee with Good Reason on or Following the First Anniversary of the Effective Date. If Employee’s employment with the Company is terminated by the Company without Cause or by Employee with Good Reason and such termination occurs on or after the first anniversary of the Effective Date, and Employee signs and does not revoke a Release, and provided such Release becomes effective and irrevocable no later than the Release Deadline, then subject to Employee’s compliance at all times prior to, and on each applicable payment date, with the provisions of the standard form of Supplementary Terms of Employment attached hereto as Exhibit B, Employee shall be entitled to the following:

(i) continued payment of Base Salary (less applicable withholding taxes) for twenty-four (24) months following the Termination Date in accordance with the Company’s normal payroll practices; provided, however, that no severance or other benefits shall be paid or provided until the Release becomes effective;

(ii) payment in equal installments over the twenty-four (24) months following the Termination Date in an amount equal to 200% of Employee’s Target Bonus for the year in which the termination occurs (less applicable withholding taxes) in accordance with the Company’s normal payroll practices; provided, however, that no severance or other benefits shall be paid or provided until the Release becomes effective;

(iii) the Company shall reimburse Employee for the cost of Employee’s COBRA premiums for the same level of health (i.e., medical, vision and dental) coverage and benefits under the Company’s plans as in effect for Employee and his eligible dependents on the day immediately preceding the Termination Date; provided, however, that (A) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Code; and (B) Employee elects continuation coverage pursuant to COBRA, within the time period prescribed pursuant to COBRA. The Company shall continue to so reimburse Employee for the cost of health coverage until the earlier of (y) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (z) twenty-four (24) months from the Termination Date;

(iv) all of Employee’s Equity Awards shall immediately become vested on the Termination Date as to 100% of the then unvested amount of each such award and Employee shall have until the first to occur of (A) twelve (12) months following the Termination Date; (B) the stock option’s original expiration date; or (C) seven (7) years from the date of grant, to exercise such vested options. In the event of a conflict between the terms and conditions of any such stock option agreement or restricted stock unit agreement, as the case may be, and this Agreement, the terms and conditions of this Agreement shall prevail unless the conflicting provision(s) in any such stock option agreement or restricted stock unit agreement, as the case may be, shall be more favorable to Employee in which case the provision(s) more favorable to Employee shall govern.

(e) Termination by Company without Cause or by Employee for Good Reason in Connection with a Change of Control. If Employee’s employment with the Company is terminated by the Company without Cause, or if Employee terminates his employment for Good Reason, and in either case such termination is in Connection with a Change of Control, and Employee signs and does not revoke a Release, and provided such Release becomes effective and irrevocable no later than the Release Deadline, then subject to Employee’s compliance at all times prior to, and on each applicable payment date, with the provisions of the standard form of Supplementary Terms of Employment attached hereto as Exhibit B, Employee shall be entitled to the following: (i) the same payments and benefits as set forth in Section 7(d)(i) through 7(d)(iv) above (in the manner and at the times set forth in such Sections), and (ii) Employee’s current year’s Target Bonus pro-rated to the Termination Date, with such pro-rated amount to be calculated by multiplying the current year’s Target Bonus by a fraction with a numerator equal to the number of days between the start of the current calendar year and the Termination Date and a denominator equal to 365 and to be paid in equal installments over the twelve (12) month period following the Termination Date.

(f) Death. In the event of Employee’s death while employed hereunder, Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will receive (i) continuing payments (less applicable withholding taxes) at a rate equal to Employee’s Base Salary for a period of ninety (90) days from Employee’s death, to be paid periodically in accordance with the Company’s normal payroll policies and a lump sum payment equal to any unpaid, but earned and accrued, bonus, paid within thirty (30) days of the date of death; (ii) Company-paid COBRA benefits as specified in Section 7(c)(iv) above for ninety (90) days from Employee’s death; and (iii) all of Employee’s Equity Awards shall immediately accelerate vesting as to 100% of the then unvested amount of such award and Employee’s beneficiary (or such other person(s) specified by will or the laws of descent and distribution) will have until the first to occur of (A) twelve (12) months following the Termination Date; (B) the stock option’s original expiration date; or (C) seven (7) years from the date of grant, to exercise such vested options.

(g) Disability. In the event of Employee’s termination of employment with the Company due to Disability, Employee shall be entitled to (i) continuing payments of Base Salary (less applicable withholding taxes) until Employee is eligible for long-term disability payments under the Company’s group disability policy; provided, however, that in no event shall such period of continued Base Salary exceed 180 days following termination and (ii) all of Employee’s Equity Awards shall become vested as of the Termination Date as to 100% of the then unvested amount of such award and Employee will have until the first to occur of (A) twelve (12) months following the Termination Date; (B) the stock option’s original expiration date; or (C) seven (7) years from the date of grant, to exercise such vested options.

(h) Timing of Payments.

(i) If the Release does not become effective and irrevocable no later than sixty (60) days following the Termination Date (such deadline, the “Release Deadline”), Employee will forfeit any rights to severance or benefits under this Agreement. In no event shall severance payments or benefits be paid or provided until the Release actually becomes effective and irrevocable. Any payments that are delayed until the Release becomes effective shall be paid to Employee in a cash lump sum on the first business day following the date on which the Release becomes effective.

(ii) Unless otherwise provided in this Section 7 or as otherwise required by Section 13, the Company shall pay any payments provided for in this Section 7 in equal continuing payments following the Termination Date; provided, however, that no such payments or other benefits shall be paid or provided until the Release becomes effective, and any such payments or benefits otherwise payable between the Termination Date and the date such Release becomes effective shall be paid on the effective date of the Release. If Employee should die before all of such payments have been paid, such unpaid amounts shall be paid in a lump-sum cash payment promptly (and in any event within thirty (30) days) following the date of death to Employee’s designated beneficiary, if living, or otherwise to the personal representative of Employee’s estate.

8. Section 280G. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code, and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Employee will receive in cash (i) a payment from the Company sufficient to pay such excise tax, and (ii) additional payments from the Company sufficient to pay the federal and state income and employment taxes and additional excise taxes arising from the payments made to Employee by the Company pursuant to this sentence. Unless the Company and Employee otherwise agree in writing, any determination required under this Section 8 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes. For purposes of making the calculations required by this Section 8, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 8. The Company shall bear all fees and costs the Accountants may charge or incur in connection with any matters contemplated by this Section 8. The Company shall pay all amounts required by this Section 8 as soon as reasonably practicable, but in no event later than the date on which Employee is required by applicable law or regulation to remit the related taxes (without regard to any permissible extension), but in no event later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes.

9. No Impediment to Agreement. Employee hereby represents to the Company that Employee is not, as of the date hereof, and will not be during Employee’s employment with the Company, employed under contract, oral or written, by any other person, firm or entity, and is not and will not be bound by the provisions of any restrictive covenant or confidentiality agreement which would constitute an impediment to, or restriction upon, Employee’s ability to enter this Agreement and to perform the duties of Employee’s employment. Employee hereby represents and warrants to the Company that Employee is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Employee’s entering into, or performing services under, this Agreement. Employee further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Employee of which he is aware, if any, as a result of his employment with his current employer (or any other previous employer) or his membership on any boards of directors.

10. Supplementary Terms of Employment. Employee agrees, as a condition to Employee’s employment with the Company, to execute the Company’s standard form of Supplementary Terms of Employment attached hereto as Exhibit B. Any severance payments to be made pursuant to Section 7 of this Agreement will be contingent on Employee’s compliance at all times prior to, and on each applicable payment date, with the provisions of the Supplementary Terms of Employment attached hereto as Exhibit B, including, but not limited to, the non-competition, non-solicitation and arbitration provisions contained therein.

11. Successors; Personal Services. The services and duties to be performed by the Employee hereunder are personal and may not be assigned or delegated. The Company shall obtain the assumption in writing of its obligation to perform this Agreement by any successor to the Company’s business or all, or substantially all, of the assets of the Company within ten (10) business days after a merger, consolidation, sale or similar transaction. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and permitted assigns, and the Employee and Employee’s heirs and representatives.

12. Notices. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, three (3) business days after mailing by U.S. registered or certified mail, return receipt requested and postage prepaid or one (1) business day after being sent by a nationally recognized overnight courier. In the case of Employee, mailed notices shall be addressed to Employee at the home address, which Employee most recently communicated to the Company in writing, with a copy to Employee’s counsel as designated by Employee. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

13. Code Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no payments or benefits to be paid or provided to Employee, if any, pursuant to this Agreement, when considered together with any other payments or benefits that are considered deferred compensation under Section 409A of the Code and the final regulations and any guidance promulgated thereunder (collectively, “Section 409A”) (together, the “Deferred Compensation Separation Benefits”) shall be paid or provided until Employee has a “separation from service” within the meaning of Section 409A.

(b) Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s “separation from service” (other than due to death), then the Deferred Compensation Separation Benefits, if any, otherwise due to the Employee on or within the six (6) month period following the date of “separation from service” and which are in excess of all applicable exclusions and exceptions will accrue during such six (6) month period and will become payable in a cash lump sum payment (less applicable withholding taxes) on the date six (6) months and one (1) day following the Termination Date. All subsequent payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Employee dies following his “separation from service” but prior to the six (6) month anniversary of the Termination Date, then any payments delayed in accordance with this paragraph will be payable in a cash lump sum (less applicable withholding taxes) to Employee’s estate as soon as administratively practicable after the date of Employee’s death and all other Deferred Compensation Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

(c) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(d) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that do not exceed the Section 409A Limit shall not constitute Deferred Compensation Separation Benefits for purposes of clause (a) above.

(e) Notwithstanding any other provision in this Agreement to the contrary, all expenses eligible for reimbursement hereunder, and all in-kind benefits to be provided, shall be paid or provided, as applicable, to Employee promptly in accordance with the Company’s customary practices (if any) applicable to the reimbursement of expenses, or the provision of in-kind benefits, of such type, but in any event by no later than December 31 of the calendar year following the calendar year in which such expenses were incurred. The expenses incurred by Employee in any calendar year that are eligible for reimbursement, or the provision of in-kind benefits, under this Agreement shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year. Employee’s right to receive any reimbursement or provision of in-kind benefits hereunder shall not be subject to liquidation or exchange for any other benefit.

(f) This provision is intended to comply with the requirements of Section 409A so that none of the payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Employee under Section 409A.

14. Legal Expenses. The Company will promptly reimburse Employee for reasonable legal advice expenses incurred by him in connection with the negotiation, preparation and execution of this Agreement.

15. Miscellaneous Provisions.

(a) Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver of any provision of this Agreement shall be effective unless signed by the party to be charged and no waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(b) Entire Agreement. This Agreement (including exhibits) shall supersede and replace all prior agreements or understandings relating to the subject matter hereof, and no agreements, representations or understandings (whether oral or written or whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the relevant matter hereof.

(c) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws of the State of Washington without reference to any choice of law rules.

(d) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(e) No Assignment of Benefits. Except in respect of Employee’s heirs and beneficiaries, the rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, in respect of bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

(f) No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that Employee may receive from any other source.

(g) Nondisparagement. During the Term and Continuance Period, Employee will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Employee from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent he is requested or required to provide such information pursuant to applicable law or regulation. Further, notwithstanding the foregoing, nothing in this subsection shall prevent Employee from (x) responding publicly to incorrect, disparaging or derogatory public statements to the extent reasonably necessary to correct or refute such public statement or (y) making any truthful statement to the extent (i) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement or (ii) required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction over such person.

(h) Indemnification. Employee will be provided indemnification by the Company to the maximum extent permitted by applicable law and the Company’s Articles of Incorporation or Bylaws, including, pursuant to any directors and officers insurance policies, with such indemnification and insurance coverage to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

(i) Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of all applicable income, health insurance and employment taxes.

(j) Assignment by Company. Subject to Section 11, the Company may assign, other than following the effective date of a Change of Control, its rights under this Agreement to an affiliate (as defined under the Securities Exchange Act of 1934), and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee.

(k) Counterparts. This Agreement may be executed in counterparts, including by facsimile or portable document format (PDF) each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(l) Representations. The Company represents and warrants to Employee that (i) the execution, delivery and performance of this Agreement by the Company has been fully and validly authorized by all necessary corporate action; (ii) the person signing this Agreement on behalf of the Company is duly authorized to do so; (iii) the execution, delivery and performance of this Agreement does not violate any applicable law, regulation, order, judgment or decree or any agreement, plan or corporate governance document to which the Company is a party or by which it is bound and (iv) upon execution and delivery of this Agreement by Employee and the Company, it shall be a valid and binding obligation of the Company enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

Signature Page Follows

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	INFOSPACE, INC.

	By:	/s/ Lewis M. Taffer
Lewis M. Taffer
	Title:	Director & Chairman, Compensation Committee

EMPLOYEE:		/s/ William J. Lansing
WILLIAM J. LANSING

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